FORM NSAR Q77.O Transactions effected pursuant to Rule 10F3 Fidelity Union Street Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)	Underwriting Members:(8)	Underwriting Members:(9)	Underwriting Members:(10)
9	FID EXPORT & MULTINATIONAL FUND	30-Jul-03	5-Aug-03	NetGear Inc	7,000,000	$98,000,000	$14.00	400	$5,600	LEHM	Lehman Brothers	Merrill Lynch Pierce Fenner & Smith Inc	UBS Securities LLC	Fidelity Capital Markets	US Bancorp Piper Jaffray Inc	SG Cowen Securities Corp	Chatsworth Securities LLC	Fahnestock & Co. Inc.	Pacific Growth Equities Inc.	Wedbush Morgan Securities Inc.